EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 11, 2022, (the “Effective Date”), by and between Michael R. Hawthorne (the “Employee”) and Bakhu Holdings, Corp., a Nevada corporation (the “Company”).

RECITALS

A.Whereas, the Company desires to employ the Employee as Deputy Chief Executive Officer, on the terms and conditions set forth herein;

B.Whereas, the Employee desires to be employed by the Company as Deputy Chief Executive Officer on such terms and conditions; and

C.Whereas, in accepting engagement by the Company, the Employee has not relied and will not rely on any statements or representations, whether oral or in writing, by any officers, employees, or agents of the Company, except as expressly provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

AGREEMENT

1.Employment.  The Company hereby agrees to employ Employee, and Employee hereby accepts employment on the terms and conditions set forth herein, commencing the Effective Date.

2.Term of Employment.  The term of Employee’s employment shall begin on the Effective Date and shall continue for a period of four (4) years, unless terminated earlier, (a) during the first 120 days from the Effective Date, through June 11, 2022 (the “Probationary Period”), or (b) pursuant to other provisions of this Agreement.  At the end of the initial term, the Agreement will renew for an additional one year, and continue to renew each year unless terminated pursuant to other provisions of this Agreement.  The period during which Employee remains an employee of the Company may be referred to herein as the “Employment Period”).

3.Positions and Duties.

3.1Position. During the Employment Term, the Employee shall serve as the Deputy Chief Executive Officer of the Company, reporting to the board of directors of the Company (the “Board”).  In such position, the Employee shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Employee’s position and title.

3.2Duties. During the Employment Term, the Employee will not engage in any other business, profession, or occupation for compensation or otherwise which conflicts or interferes with the performance of the Employee’s duties and responsibilities to the Company as provided hereunder.

3.3Indemnification Agreement. In connection with Employee’s employment as Deputy Chief Executive Officer and his appointment to the Board, on the Effective Date, the Employee and the Company will enter into the Company’s form of Indemnification Agreement (the Indemnification Agreement”) attached hereto as Exhibit A.

4.Place of Performance. The principal place of Employee’s employment shall be in the United Kingdom, with travel if necessary and within the scope of Employee’s role, to the Company’s principal executive office currently located at One World Trade Center, Suite 130, Long Beach, California 90831. The Employee agrees and understands that the Employee may be required to travel from time to time in the performance of the Employee’s services or at the request of Company during the Employment Term.

5.Compensation.

5.1Base Salary. The Company shall pay the Employee an annualized base salary of $1.00 payable in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Employee’s base salary may be reviewed from time to time by the Board in its discretion. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

5.2Equity Awards.

(a)In consideration of the Employee entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant to the Employee, pursuant to the Company’s 2020 Long-Term Incentive Plan (the “Plan”), a non-qualified stock option to purchase two million (2,000,000) shares of the Company’s common stock (the “Option”), with an exercise price equal to the closing price of the Common Stock of the Company as reported by the OTC Markets Pink Sheets, as of the date immediately preceding the Effective Date.  Such options shall be exercisable for seven (7) years. Subject to Section 6.1 below and the Plan, the options shall vest at the rate of 1/48 per month on the last day of each month following the Effective Date, with all unvested options vesting on the fourth anniversary date of the Effective Date.  Pursuant to the Plan, vesting shall cease in the event of death, disability (as defined in the Plan or this Agreement), or termination of employment with or without cause by the Company, or voluntarily by the Employee.  Subject to Section 6 below, all other terms and conditions of the Option including, without limitation, the treatment of vested and unvested Option shares following a termination of employment, shall be governed by the terms and conditions of the Plan and the Company’s standard form of Stock Option Agreement (the “Option Agreement”).

(b)Change in Control; Acceleration of Vesting. In the event of a Change in Control, notwithstanding any provision of the Plan or the Option Agreement to the contrary, there shall be an acceleration of the vesting of the number Options equal to one million (1,000,000) minus the number of Options already vested. To the extent practicable, such acceleration of vesting and exercisability shall occur in a manner and at a time which allows Employee the ability to participate in the Change in Control with respect to the Option Shares.

For avoidance of doubt, if the mathematical equation with respect to the determination of the acceleration of the vesting of the number Option is a zero or a negative number, there shall be no acceleration of the vesting of any Options. If a positive number, there shall be an acceleration of the vesting of Options.

By way of example, if in the event of a Change of Control, the Employee has been employed for 25 months and has 1,041,667 Options that have vested, there would be no acceleration of any unvested Options, as 1,000,000 minus 1,041,667 = (41,667).

Further by way of example, if in the event of a Change of Control, the Employee has been employed for 4 months and has 166,667 Options that have vested, there would be an acceleration of 833,333 Options, as 1,000,000 minus 166,667 = 833,333.

(c)For purposes of the Option Agreement, “Change in Control” means:

(i)the consummation of a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, to any Person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Person”) that is not a subsidiary of the Company; or

(ii)the acquisition by any Person of beneficial ownership of 50% or more (on a fully diluted basis) of either (x) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”), or

(iii)any merger, share exchange, acquisition, divestiture, recapitalization, consolidation or other reorganization or business combination of the Company and/or one or more its subsidiaries, in a single transaction or series of related transactions, if immediately after such transaction, persons who hold a majority of the Outstanding Voting Securities of the Company immediately prior to such transaction, do not hold a majority of the Outstanding Voting Securities of the Company, immediately after such transaction.

5.3 Employee Benefits. During the Employment Term, the Employee shall be eligible to participate in any employee benefit plans, practices, and programs maintained by the Company unless otherwise required by applicable law. Except where prohibited by law, all benefits (if applicable) are subject to change in the sole discretion of the Company. Executive understands and agrees that as of the Effective Date, the Company does not maintain any employee benefit plans, practices or programs.

5.4Vacation; Paid Time Off. During the Employment Term, the Employee will be entitled to paid vacation on a basis that is the same as that provided to other similarly situated executives of the Company. The Employee shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

5.5Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

5.6Clawback Provisions. Any amounts payable under this Agreement are subject to any legally required clawback or recovery policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Employee. The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation.

6.Termination of Employment. The following provisions shall govern the termination of Employee’s employment during the term of this Agreement.

6.1Termination During Probationary Period .  Notwithstanding anything in this Agreement to the contrary, during the Probationary Period the Employee’s employment may be terminated at any time by the Company or the Employee with or without cause, for any reason, by delivering at least five (5) days advance written notice.  In the event of termination during the Probationary Period:

(a)all Options whether vested or not, and all rights associated therewith, as set forth in Section 5.2 shall immediately terminate.

(b)the Employee shall be entitled to the Base Salary earned, but unpaid through the date of termination of employment, and reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

6.2Termination upon Death or Disability of Employee.  This Agreement shall terminate immediately upon Employee’s death or upon the Disability of Employee.  Employee shall be deemed to have a “Disability” for purposes of this Agreement if Employee is substantially unable to perform Employee’s duties under this Agreement either for more than 180 days, whether or not consecutive, in any six-month period by reason of a physical or mental illness or injury.  Time spent for vacation shall not be taken into account in the foregoing calculation for purposes of determining Disability.

6.3Other Termination by the Company or the Employee.  Following the Probationary Period, the Employment Term and the Employee’s employment as the Deputy Chief Executive Officer hereunder may be terminated by the Company at any time, or for any reason, by delivering at least ten (10) days advance written notice to the Employee. The Employee may also terminate his employment hereunder by delivering at least ten (10) days advance written notice to the Company.  During any such notice period, the Company reserves the right to suspend any or all of the Employee’s duties or responsibilities and limit the Employee’s communications with any customers, suppliers, agents, or employee of the Company, as the Company determines in its sole discretion.

6.4Compensation Upon Termination.  Subject to the terms and conditions of this Agreement, in the event that the Employee’s employment hereunder is terminated for any reason, other than in accordance with Section 6.1, the Employment Term shall expire and the Employee shall be entitled to the following:

(i)        Base Salary earned, but unpaid through the date of termination of employment;

(ii)      reimbursement for unreimbursed business expenses properly incurred by the Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)     such equity compensation, if any, to which the Employee may be entitled under the Stock Option as of the date of termination of employment.

6.5Resignation of All Other Positions. The termination of this Agreement for any reason shall also constitute the automatic resignation by Employee effective on the Termination Date, from all positions held by Employee as an employee, officer or a director of the Company and any of its Affiliates. Upon the request of the Company, Employee shall deliver to the Company such written confirmation of such resignation as the Company may reasonably request.

7.Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate determined in good faith by the Company and Executive.

8.Confidential Information and Proprietary Rights. Concurrently with the execution of this Agreement, the Employee shall enter into the Company’s Confidentiality and Proprietary Rights Agreement (the “Confidentiality Agreement”) attached here to as Exhibit B.

9.Restrictive Covenants.

9.1Non-Solicitation of Employees. The Employee agrees and covenants that the Employee shall not, while an employee of the Company or during the two (2) year-period following the cessation of the Employee’s employment for any reason, directly or indirectly, engage in or attempt or seek to engage in any of the following actions, activities, conduct, or courses of action (which shall not include general advertising of open positions or service opportunities):

(a)soliciting, recruiting, or hiring (i) any employee, advisor, independent contractor, or representative of the Company, or (ii) any individual or entity who, during the one (1) year period immediately preceding such solicitation, recruitment or hiring, performed work for the Company (including as an employee, advisor, independent contractor, or consultant), provided that these limitations shall only apply during the one (1) year-period following the cessation of the Employee’s employment with respect to individuals or entities whom the Employee introduces to the Company or with whom the Employee has relationships as of the Effective Date;

(b)soliciting   or   encouraging   any   employee,   advisor,   independent contractor, or representative of the Company to discontinue or diminish their employment with, or discontinue or diminish their working relationship with, the Company; or

(c)       assisting a person or entity in any manner in doing, or attempting to do, any of the things prohibited by Sections 9.1(a) and 9.1(b) above.

9.2Non-Solicitation of Customers. The Employee understands and acknowledges that the Company’s loss of a relationship and/or goodwill with current, former, or prospective customers will cause significant and irreparable harm. The Employee agrees and covenants that the Employee shall not, while an employee of the Company or during the two (2) year- period following the cessation of the Employee’s employment for any reason, directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current, former, or prospective customers that the Employee is aware of for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. Notwithstanding the foregoing, after the one-year anniversary of the cessation of the Employee’s employment for any reason, this Section 9.2 shall not prohibit the Employee from soliciting or contacting any of Employee’s business contacts that he had established prior to the Effective Date (“Employee’s Existing Contacts”) so long as such solicitation or contact would not cause, or would not reasonably be expected to cause, the Company to lose any business from Employee’s Existing Contacts.

10.Non-Disparagement. Each of the parties to this Agreement agrees and covenants not to, at any time, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other party or its businesses, or any of its employees, officers, and known customers, suppliers, investors and other associated third parties. This Section 10 does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board.

11.Acknowledgement. The Employee acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Employee further acknowledges that the benefits provided to the Employee under this Agreement, including the amount of the Employee’s compensation, reflects, in part, the Employee’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Employee will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 8, Section 9, and Section 10 of this Agreement or the Company’s enforcement thereof.

12.Remedies. In the event of a breach or threatened breach by the Employee of Section 8, Section 9, or Section 10 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

13.Arbitration. The Employee and the Company agree that any controversy, claim or dispute arising out of or in any way relating to this Agreement, the Employee’s provision of services to Company or the termination of Employee’s relationship with the Company, including, without limitation, any claim of discrimination, harassment or retaliation under state or federal law, shall be settled by final and binding arbitration in accordance with the Mutual Agreement to Arbitrate (the “Mutual Agreement to Arbitrate”) attached as Exhibit C hereto, and which must be executed by the Employee concurrent with the Employee’s execution of this Agreement.

14.Security.

14.1 Security and Access. The Employee agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Employee’s employment by the Company, whether termination is voluntary or involuntary. The Employee agrees to notify the Company promptly in the event the Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, thumb or USB drives or other removable information storage devices, hard drives and data and all Company documents and materials belonging to the Company and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with the Employee’s employment by the Company; and (ii) delete or destroy, at the instruction of the Company, all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control.

15.Publicity. Subject to the Employee’s advance approval (which shall not be unreasonably withheld), the Company and its agents, representatives and licensees may use the Employee’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during the Employment Term, for all legitimate commercial and business purposes of the Company and without further consent from or royalty, payment, or other compensation to the Employee.

16.Governing Law: Jurisdiction and Venue. At all times subject to Sections 12 and 13 of this Agreement, and the Mutual Agreement to Arbitrate, this Agreement, for all purposes, shall be construed in accordance with the laws of the State of California, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Los Angeles County, California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17.Waiver of Jury Trial. To the extent permitted by Applicable Law, each Party hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions described herein or therein.

18.Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

19.Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (c) if sent by e-mail of a PDF document, when the recipient, by an email sent to the email address for the sender stated in this section or by a notice delivered by another method in accordance with this section, acknowledges having received that email. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to the Company, addressed to:
Bakhu Holdings, Corp.
One World Trade Center, Suite 130
Long Beach, CA 90831
Attn: Evripides Drakost, CEO
E-mail: roydrako@gmail.com

If to the Employee, addressed to:
Michael R. Hawthorne

Inchdarnie House

Melrose

Scotland, UK

TD6 0BB

E-mail: drmhawthorne@icloud.comk

For the purposes of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or a holiday on which commercial banks in Long Beach, California are authorized or required by law to close.

20.Entire Agreement. Unless specifically provided herein, this Agreement and all exhibits, schedules and attachments hereto contain all of the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Each of the exhibits, schedules and attachments to this Agreement are a part of this Agreement and are hereby incorporated by reference as if fully set forth verbatim herein. The Preamble and the Recitals are a part of this Agreement.

21.Successors and Assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

22.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

23.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.   The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

24.Construction. All titles, captions or section headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision in this Agreement. When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by “without limitation,” the singular number includes the plural, the plural number includes the singular and the term “person” includes a corporation, limited liability entity, partnership or other corporate entity, a trust and a natural person

25.Notification to Subsequent Employer. When the Employee’s employment with the Company terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement and, upon reasonable request, to deliver a copy of such notice to the Company before the Employee commences employment with any subsequent employer. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to the Employee’s subsequent or anticipated future employer.

26.Representations of Employee. The Employee represents and warrants to the Company that (a)  the Employee’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Employee is a party or is otherwise bound, and (b) the Employee’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non- competition, or other similar covenant or agreement of a prior employer.

27.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.Manner of Execution; Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

30.Acknowledgement of Full Understanding. The employee acknowledges and agrees that the employee has fully read, understands and voluntarily enters into this agreement. The employee acknowledges and agrees that the employee has had an opportunity to ask questions and consult with an attorney of the employee’s choice before signing this agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the Effective Date.

BAKHU HOLDINGS CORP.

/s/ Evripides Drakos

_________________________________________

By: Evripides Drakos

Its:  Chief Executive Officer

EMPLOYEE

/s/ Michael R. Hawthorne

_________________________________________

Michael R. Hawthorne